For Release Tuesday, July 26, 2005; 8:00 AM EDT

CYBERONICS ANNOUNCES REVISED LONG-TERM SALES OUTLOOK AND
GUIDANCE FOR FISCAL 2006

HOUSTON, Texas, July 26, 2005 — Cyberonics, Inc. (NASDAQ:CYBX) today announced its revised long-term sales outlook through 2010, its revised plan for FY06 and its guidance for the first quarter ending July 29, 2005.

“The brain and neuromodulation are widely considered to be the next frontiers for medical devices similar to the heart and cardiac rhythm management in the early sixties,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “Cyberonics is uniquely positioned, with the intellectual property, regulatory and market franchises and proven core competencies, to rapidly become the leader in that next frontier. Over the next five years, including fiscal 2006, Cyberonics plans to become a dominant neuromodulation industry leader by (1) satisfying the urgent unmet medical need in treatment-resistant depression (TRD) and actively developing and expanding the VNS franchise in the more than four million-patient U.S. TRD market, (2) repositioning VNS TherapyTM in a unique, defensible market position in epilepsy to rejuvenate growth and accelerate penetration of the more than 400,000-patient U.S. epilepsy market, (3) increasing our investment in rest-of-world markets to accelerate the growth and development of the overseas VNS markets, (4) internally and externally-with-strategic-partners accelerating the development and regulatory approvals of new patent-protected VNS indications, and (5) applying our core competencies to non-VNS neuromodulation opportunities. With U.S. TRD approval, Cyberonics’ mission expanded by more than ten-fold to improving the lives of over 12 million people worldwide with refractory epilepsy, treatment-resistant depression and other chronic treatment-resistant illnesses that prove to be treatable with our patented therapy, VNS. Never before has Cyberonics been better prepared to accomplish its mission, and we are looking forward with great anticipation to the challenges and opportunities ahead.”

Pamela B. Westbrook, Cyberonics’ Vice President of Finance and Administration and Chief Financial Officer stated, “Our long-term sales outlook through 2010, our plan for FY06 and our guidance for the first quarter ending July 29, 2005 are consistent with the financial outlook provided to investors at the Investor Dinner on February 9, 2005, with the exception that the U.S. TRD launch will actually occur on August 1, 2005, the first day of Q2 FY06 as opposed to May 1, the first day of Q1. We continue to believe that total worldwide net sales in the epilepsy and TRD markets could exceed $1.2 billion by FY2010 assuming that (1) U.S. TRD market penetration as measured by the percentage of patients treated with VNS Therapy from 2005 through 2010 will equal the U.S. epilepsy market penetration from launch in 1997 through 2002, (2) 3.9% of U.S. TRD patients will be treated with VNS Therapy through FY2010, (3) U.S. epilepsy sales will grow at a minimum of 4% per year through FY2010, largely as a result of growth in end-of-service generator replacement sales, and (4) rest-of-world sales will grow to approximately $35 million in FY2010.

“The U.S. TRD launch will officially occur on August 1, 2005, the first day of the second quarter,” continued Ms. Westbrook. “FY06 financial performance will be largely determined by U.S. sales and specifically U.S. TRD sales. FY06 includes four quarters of U.S. epilepsy sales and rest-of-world sales and three quarters of U.S. TRD sales. Throughout FY06 we will gain important clarity and certainty on psychiatrists’, patients’ and payers acceptance of VNS and U.S. sales and marketing productivity and efficiencies. We will revise our FY06 sales plan accordingly at the end of each quarter. Our current fiscal 2006 plan calls for net sales to be in excess of $145 million and gross profit margin to exceed 87% for the year as a result of favorable manufacturing efficiencies relating to increased production levels and economies of scale.

“As previously discussed, the first year following FDA TRD approval will be a year of significant investment not only in a successful TRD launch and repositioning of VNS Therapy in the U.S. epilepsy market, but also in the accelerated development of rest-of-world markets and the accelerated development of new indications for VNS Therapy,” continued Ms. Westbrook. “Our goal continues to be to report positive earnings within five quarters of TRD launch, or by Q2 FY07. Similar to our FY06 sales plan, we will revise our FY06 spending plan on a quarterly basis as we gain clarity and certainty on our progress towards that positive earnings objective. Compared to fiscal 2005, our current FY06 plan calls for SG&A to increase by at least 75%, primarily to support the U.S. TRD launch. R&D is expected to increase by at least 50% to fund post-market studies in epilepsy and TRD, new products, including the Model 103/104 VNS Generators, and new indications development to include at least one new pivotal study. Net loss in FY06 is currently anticipated to be no more than $35 million, or $1.41 per share.

“Growth of the magnitude anticipated by our current FY06 plan will also require significant investments in working capital and capital expenditures,” continued Ms. Westbrook. “The FY06 plan anticipates that funding for the planned loss, capital expenditures and investments in working capital will be provided by existing cash and marketable securities and an increase in credit lines and senior debt.

“In Q1, our primary focus has been to prepare for U.S. TRD launch while maintaining our core epilepsy business. For the quarter ending July 29, 2005, we expect net sales to be at least $26 million, including sequential growth in U.S. net sales. Gross profit margin is expected to exceed 86%, and net loss will be no more than $21.5 million or $0.87 per share,” Ms. Westbrook concluded.

CONFERENCE CALL AND WEBCAST ACCESS INFORMATION
A conference call to discuss this press release will be held at 8:30 AM EDT on Tuesday, July 26, 2005. To listen to the conference call live by telephone dial 877-451-8943 (if dialing from within the U.S.) or 706-679-3062 (if dialing from outside the U.S.). The conference ID is 8011549; the leader is Pam Westbrook. A replay of the conference call will be available two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing outside the U.S.). The replay conference ID access code is 8011549.

The conference call will be webcast live, and the webcast is open to the public. To access the webcast, please enter www.cyberonics.com/webcast. Webcast participants will need to complete a brief registration form, and in some cases, download and install the appropriate software needed to participate in the webcast. Please allow extra time before the webcast begins to complete these on-line tasks. A replay of the webcast will be available on the website www.cyberonics.com within two hours after the completion of the webcast and available for one year.

The conference call slides are now available on our website www.cyberonics.com.

INVESTOR AND ANALYST DAY ON JULY 25 – 26, 2005

Cyberonics will host an investor and analyst day on July 25 – 26, 2005 at Cyberonics’ headquarters in Houston, Texas. Presentations will be made by Cyberonics’ management, by mechanism of action experts, physicians experienced with VNS Therapy and by people being treated with VNS Therapy. The program will start with dinner on July 25 and end following the presentations on July 26 at 4:00 PM CDT. The VNS Therapy investor and analyst day is open to the public and the agenda and registration and hotel information are available online at www.cyberonics.com.

ABOUT DEPRESSION AND TREATMENT-RESISTANT DEPRESSION

Major Depressive Disorder (MDD) is one of the most prevalent and serious illnesses in the United States, affecting nearly 19 million Americans over the age of 18 in any given year. According to the National Institute of Mental Health, depression is the leading cause of disability in the United States and worldwide. Depression interferes with one’s ability to function, feel pleasure or maintain interest in everyday living. MDD is associated with increased mortality due to suicide and comorbid general medical conditions including heart disease and stroke. Depressed patients use twice the healthcare services as non-depressed patients. Total annual costs of depression in the U.S. exceed $80 billion including $30 billion in annual direct treatment costs. A person with depression is 35 times more likely to commit suicide than a person not experiencing depression and 15 percent of previously hospitalized depressed patients commit suicide.

Most psychiatrists define treatment-resistant depression (TRD) as a major depressive episode that has not had an adequate response to two or more adequate antidepressant treatments at appropriate dose and duration. Twenty percent of those with depression or approximately four million people suffer from TRD. For these patients, treatments including psychotherapy, antidepressant medications and electroconvulsive therapy do not work. Studies show that annual healthcare costs for patients with TRD exceed $40,000 per patient per year, approximately six times the cost of those without TRD.

ABOUT VNS THERAPY AND CYBERONICS

Cyberonics, Inc. (NASDAQ:CYBX) was founded in 1987 to design, develop and market medical devices for the long-term treatment of epilepsy, depression and other chronic treatment-resistant disorders using a unique therapy, vagus nerve stimulation (VNS). Stimulation is delivered by the VNS Therapy SystemTM, an implantable generator similar to a cardiac pacemaker. The VNS Therapy System delivers preprogrammed intermittent mild electrical pulses to the vagus nerve in the patient’s neck 24 hours a day. The Company’s initial market was epilepsy, a disorder characterized by recurrent seizures. Epilepsy is the second most prevalent neurological disorder. The Cyberonics VNS Therapy System was approved by the FDA on July 16, 1997 for use as an adjunctive therapy in reducing the frequency of seizures in adults and adolescents over 12 years of age with partial onset seizures that are refractory to antiepileptic medications. The VNS Therapy System is also approved for sale as a treatment for epilepsy in all the European Economic Area, Canada, Australia and other markets. To date, more than 32,000 epilepsy patients in 24 countries have accumulated over 94,000 patient years of experience using VNS Therapy.

The VNS Therapy System was approved by the FDA on July 15, 2005 “as an adjunctive long-term treatment for chronic or recurrent depression for patients 18 years of age and older who are experiencing a major depressive episode and have not had an adequate response to four or more adequate antidepressant treatments.” As part of FDA’s approval order, Cyberonics is required to conduct a 450- patient post-market dosing study and a 1,000-patient, five-year patient outcome registry. For more information on VNS Therapy for treatment-resistant depression, including the contraindications, warnings and precautions, see the Physician’s and Patient’s Manuals and other information at www.cyberonics.com or www.vnstherapy.com or call 1-877-NOW 4 VNS.

The VNS Therapy System has been approved for sale in the European Economic Area and in Canada as a treatment for depression in patients with treatment-resistant or treatment-intolerant major depressive episodes, including unipolar depression and bipolar disorder (manic depression) since 2001.

VNS Therapy is at various levels of investigational clinical study as a potential treatment for anxiety disorders, Alzheimer’s disease, chronic headache/migraine and bulimia. The Company is headquartered in Houston, Texas and has an office in Brussels, Belgium. For additional information please visit us at www.cyberonics.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Such forward-looking statements include statements concerning becoming a dominant neuromodulation industry leader by developing the U.S. TRD market, rejuvenating growth and penetration in the U.S. epilepsy market, increasing our investment in rest-of-world markets, developing new VNS indications, and exploiting non-VNS neuromodulation opportunities, net sales and market penetration rates by FY2010, net sales, expenses, gross margin, and net loss for Q1 and all of FY2006, reporting positive earnings by Q2 of FY2007, and funding for the FY06 expenditures and working capital by existing cash and securities and an increase in credit lines and senior debt. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Our actual results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; and other risks detailed from time to time in the Company’s filings with the SEC.

CONTACT INFORMATION:

Pamela B. Westbrook	Helen Shik
Vice President of Finance and CFO	Vice President
Cyberonics, Inc.	Schwartz Communications
100 Cyberonics Blvd.	230 Third Avenue
Houston, TX 77058	Waltham, MA 02451
Main: (281) 228-7200	Main: (781) 684-0770
Fax: (281) 218-9332	Fax: (781) 684-6500
pbw@cyberonics.com	hshik@schwartz-pr.com